Exhibit 99.1

     United States Steel Corporation Reports 2003 Second Quarter Results


    Earnings Highlights

    (Dollars in millions except per share data)

                                       2Q              1Q            2Q

                                      2003            2003          2002

    Revenues and other income        $2,362          $1,907        $1,807

    Net income (loss) before

     extraordinary loss and

     cumulative effect of

     accounting change                   $3            $(33)          $27

     - Per diluted share             $(0.01)         $(0.35)        $0.28

    Extraordinary loss (net of tax)     (52)              -             -

    Cumulative effect of accounting

     change (net of tax)                  -              (5)            -

    Net income (loss)                  $(49)           $(38)          $27

     - Per diluted share             $(0.51)         $(0.40)        $0.28





    PITTSBURGH, Aug. 4 /PRNewswire-FirstCall/ -- United States Steel

Corporation (NYSE: X) reported second quarter 2003 net income before extraordinary loss and cumulative effect of accounting change of $3 million,

or a one cent per diluted share loss after preferred stock dividends, compared with a net loss before extraordinary loss and cumulative effect of accounting change of $33 million, or 35 cents per diluted share after preferred stock dividends, in first quarter 2003.  Net income was $27 million, or 28 cents per diluted share, in the second quarter of 2002.

    The net loss for the second quarter of 2003 of $49 million, or 51 cents per share, included an extraordinary loss of $52 million net of tax, or 50 cents per share, related to recognition of health care obligations under the Coal Industry Retiree Health Benefit Act of 1992, following the sale of U. S. Steel's coal mining business in June 2003.

    Second quarter 2003 income from operations before items not allocated to segments (as reconciled to income from operations in the supplemental statistics to this release) was $6 million, or $1 per ton, compared with a loss from operations before items not allocated to segments of $19 million, or

$5 per ton, in first quarter 2003, and income from operations before items not allocated to segments of $32 million, or $8 per ton, in second quarter 2002.

Including three items not allocated to segments, total income from operations in second quarter 2003 was $42 million.

    Compared to the first quarter of 2003, U. S. Steel's second quarter domestic segment results increased as a result of seasonal improvements from iron ore operations, the inclusion of income from 42 days of operations of the acquired National Steel facilities and a $17 million decrease in natural gas costs.  These were partially offset by costs of $38 million in the Flat-rolled segment for scheduled repair outages at Gary Works.  U. S. Steel Kosice (USSK)

exceeded the record quarterly income achieved in the first quarter due to increased shipments and average realized prices, as well as favorable foreign exchange effects.

    Compared to the second quarter of 2002, second quarter 2003 segment results declined primarily due to a $57 million increase in pension and other post-retirement benefit costs, a $29 million increase in domestic natural gas costs and the higher outage spending.  The record results at USSK, higher domestic sheet prices and income from the addition of the National facilities provided a partial offset.

    Commenting on the acquisition of National Steel, U. S. Steel Chairman and

Chief Executive Officer Thomas J. Usher said, "The acquisition of National

Steel and the new labor agreement with the United Steelworkers of America covering all our domestic facilities mark the opening of a new chapter in the history of U. S. Steel.  We are extremely pleased with the progress to date in integrating our new facilities and employees into U. S.

Steel.  Near-term, our operating focus is on achieving savings from our combined operating configuration, consolidating purchasing and raw materials sourcing, optimizing steel transportation logistics, and expanding U. S.

Steel's comprehensive supply chain management system to support customers from our new facilities."

    In addition, U. S. Steel is aggressively realigning represented and non-

represented plant workforces.  The Transition Assistance Program for represented employees is underway, and eligible employees will decide by mid-

August whether they elect to retire.  In seeking to become more globally competitive, U. S. Steel has also launched an aggressive domestic administrative cost reduction program.  This program was initiated in May with a 20 percent reduction in executive management.

    In total, savings from National operational synergies, workforce reductions at both U. S. Steel and former National plants, and administrative cost reduction programs are expected to exceed $400 million in annual repeatable cost savings.  U. S. Steel expects to realize significant savings in the fourth quarter of 2003 and expects full realization by year-end 2004.

    Usher added, "With this comprehensive program and lower overall costs for depreciation and retiree benefits following the National acquisition, we are committed to achieving a major reduction in our cost structure and in building value for all of our stakeholders."

    In the second half of 2003, U. S. Steel will record a pre-tax charge,

broadly estimated at $500 million, in connection with the planned workforce reductions under the Transition Assistance Program for union employees,

consisting primarily of cash severance payments of approximately $115 million and the related accounting remeasurement of pension and retiree health and life plans.

    Effective May 20, 2003, the operating results of Granite City Works, Great

Lakes Works, the Midwest finishing facility, ProCoil and U. S. Steel's interest in Double G Coatings are included in the Flat-rolled segment; and the operating results of Keewatin taconite pellet operations and the Delray

Connecting Railroad are included in Other Businesses.  Shipments from the newly acquired National facilities added 624,000 tons to the Flat-rolled segment in the second quarter.

    During the second quarter, as part of the company's strategy to sell non-

core assets to help fund strategic acquisitions and strengthen its balance sheet, U. S. Steel sold certain coal seam gas interests in Alabama for net proceeds of $34 million and completed the sale of its coal operations on June

30 for $50 million in cash at closing plus an expected future payment of

$7 million for final inventories.  Pre-tax income from these transactions was

$34 million and $13 million, respectively.  Also during the quarter, U. S.

Steel recorded an $11 million pre-tax impairment of a cost method investment.

These three items, which were not allocated to segment results, contributed income of $23 million, net of tax, or 22 cents per share.

    Total liquidity as of June 30, 2003, was $1.25 billion, up almost

$100 million from March 31, 2003.  During the second quarter of 2003, U. S.

Steel issued $450 million of senior notes, expanded its credit facilities,

received $84 million for the asset sales described above, and paid

$872 million for the acquisition of substantially all of National Steel's assets.  At March 31, and June 30, 2003, all credit lines were undrawn.

    Looking ahead, shipments for the Flat-rolled segment are expected to exceed 3.8 million tons in the third quarter.  The third quarter average realized price is expected to improve slightly from the second quarter.  Third quarter natural gas prices, while higher than in last year's third quarter,

are expected to be slightly lower than in this year's second quarter.  Also,

costs in the fourth quarter will be negatively impacted by approximately

$35 million for several major planned outages.  For full-year 2003, Flat-

rolled shipments are expected to approximate 13.0 million net tons.

    For the Tubular segment, third quarter shipments are projected to be up moderately, and the average realized price is expected to improve slightly from the second quarter.  North American drilling activity picked up during the second quarter in response to higher energy prices, and continued

improvements are anticipated during the remainder of 2003.  Shipments for full-year 2003 are expected to be approximately 950,000 net tons.  The new quench and temper line at Lorain Tubular commenced operation early in the third quarter, and should reach full production capability by the end of the third quarter.

    USSK third quarter shipments are expected to be consistent with the second quarter of 2003.  Shipments for the full year, from both USSK and Sartid, are projected to be approximately 5.0 million net tons, and the third quarter average realized price is expected to decline modestly compared to second quarter 2003, reflecting slightly softer market conditions.  In late June,

USSK started up new continuous annealing and electrolytic tinning lines, which will more than double USSK's total annual tin capability to 375,000 net tons.

Full production capability should be reached in early 2004.

    Regarding Straightline, Usher said, "While sales continue to increase and higher cost inventories are being reduced, Straightline has not yet achieved the margins and volumes necessary for profitability, and we are closely monitoring progress.  Straightline is implementing plans to further increase contract sales and inventory turnover rates, and to further reduce overhead and operating costs.  As a result, we expect Straightline results to improve in the second half."

    This release contains forward-looking statements with respect to National acquisition synergies, workforce reductions, administrative cost reductions,

market conditions, operating costs and shipments and prices.  Factors that may affect expected synergies from the acquisition of substantially all of the assets of National include management's ability to successfully integrate

National's operations.  Factors that may affect anticipated workforce reductions include offer acceptance levels.  The amounts ultimately measured and recorded for workforce reductions could vary materially from those estimated depending on the census and timing of the curtailment, the assumptions used to measure the liabilities and various other factors.

Factors that may affect expected administrative cost reductions include management's ability to implement its cost reduction strategy.  Some factors,

among others, that could affect 2003 market conditions, costs, shipments and prices for both domestic operations and USSK include product demand, prices and mix, global and company steel production levels, plant operating performance, the timing and completion of facility projects, natural gas prices and usage, changes in environmental, tax and other laws, the resumption of operation of steel facilities sold under the bankruptcy laws, and U.S. and

European economic performance and political developments.  Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies.  Additional factors that may affect

USSK's results are foreign currency fluctuations and political factors in

Europe that include, but are not limited to, taxation, nationalization,

inflation, currency fluctuations, increased regulation, export quotas,

tariffs, and other protectionist measures.  In accordance with "safe harbor"

provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors,

that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S.

Steel for the year ended December 31, 2002, and in subsequent filings for U.S.

Steel.

    A Statement of Operations, Other Financial Data and Preliminary

Supplemental Statistics for U. S. Steel are attached.

    The company will conduct a conference call on second quarter earnings on

Monday, August 4, at 2 p.m. EDT.  To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the

"Investors" button.

    For more information on U. S. Steel, visit its web site

at www.ussteel.com.





                       UNITED STATES STEEL CORPORATION

                     STATEMENT OF OPERATIONS (Unaudited)

                     ------------------------------------



                               Second Quarter              Six Months

                                   Ended                      Ended

                                  June 30                    June 30

    (Dollars in millions,

     except per share

     amounts)                2003          2002        2003          2002

    -----------------------------------------------------------------------



    REVENUES AND OTHER INCOME:

    Revenues                $2,311        $1,761       $4,209        $3,192

    Income (loss) from

     investees                  (9)            7           (8)            9

    Net gains on disposal

     of assets                  21             4           23             5

    Other income                39            35           45            35

                             -----         -----        -----         -----

      Total revenues and

       other income          2,362         1,807        4,269         3,241

                             -----         -----        -----         -----

    COSTS AND EXPENSES:

    Cost of revenues

     (excludes items shown

     below)                  2,091         1,571        3,823         2,907

    Selling, general and

     administrative expenses   142           100          271           171

    Depreciation, depletion

     and amortization           87            89          177           177

                             -----         -----        -----         -----

      Total costs and

       expenses              2,320         1,760        4,271         3,255

                             -----         -----        -----         -----

    INCOME (LOSS) FROM

     OPERATIONS                 42            47           (2)          (14)

    Net interest and other

     financial costs            42            19           80            53

                             -----         -----        -----         -----

    INCOME (LOSS) BEFORE

     INCOME TAXES, EXTRAORDINARY

     LOSS AND CUMULATIVE EFFECT

     OF CHANGE IN ACCOUNTING

     PRINCIPLE                   -            28          (82)          (67)

    Provision (benefit) for

     income taxes               (3)            1          (52)          (11)

                             -----         -----        -----         -----

    INCOME (LOSS) BEFORE

     EXTRAORDINARY LOSS

     AND CUMULATIVE EFFECT

     OF CHANGE IN ACCOUNTING

     PRINCIPLE                   3            27          (30)          (56)

    Extraordinary loss,

     net of tax                (52)            -          (52)            -

    Cumulative effect of

     change in accounting

     principle, net of tax       -             -           (5)            -

                             -----         -----        -----         -----

    NET INCOME (LOSS )         (49)           27          (87)          (56)

    Dividends on preferred

     stock                      (5)            -           (7)            -

                             -----         -----        -----         -----

    NET INCOME (LOSS)

     APPLICABLE TO COMMON

     STOCK                    $(54)          $27         $(94)         $(56)

                             =====         =====        =====         =====

    COMMON STOCK DATA:

    Per share - basic

     and diluted:



    Income (loss) before

     extraordinary loss and

     cumulative effect

     of change in accounting

     principle               $(.01)         $.28        $(.36)        $(.60)

    Extraordinary loss,

     net of tax               (.50)            -         (.50)            -

    Cumulative effect of

     change in accounting

     principle, net of tax       -             -         (.05)            -

                            ------        ------        ------       ------

    Net income (loss)        $(.51)         $.28        $(.91)        $(.60)

                            ======        ======        ======       ======

    Weighted average

     shares, in thousands

     - Basic               103,228        95,670      102,981        92,636

     - Diluted             103,228        95,675      102,981        92,636



    Dividends paid per share  $.05          $.05         $.10          $.10



     The following notes are an integral part of this financial statement.



                       UNITED STATES STEEL CORPORATION

                    SELECTED NOTES TO FINANCIAL STATEMENT

                    -------------------------------------



    1. United States Steel Corporation (U. S. Steel) is engaged domestically in the production, sale and transportation of steel mill products, coal, coke and taconite pellets (iron ore); steel mill products distribution; the management of mineral resources; the management and development of real estate; and engineering and consulting services and, through U. S. Steel

Kosice (USSK) in the Slovak Republic, in the production and sale of steel mill products and coke primarily for the central and western European markets.  As mentioned in Note 3, effective June 30, 2003, U. S. Steel is no longer involved in the production and sale of coal.

    2. On May 20, 2003, U. S. Steel acquired substantially all the integrated steelmaking assets of National Steel Corporation (National).  The aggregate purchase price was $1,357 million, consisting of $817 million in cash and the assumption or recognition of $540 million in liabilities.  The $817 million in cash reflects $844 million paid to National at closing and transaction costs of $28 million, less an estimated working capital adjustment of $55 million in accordance with the terms of the Asset Purchase Agreement.  The $55 million working capital adjustment has been calculated and submitted to National and

U. S. Steel has recorded a receivable for this amount.  Results of operations for the second quarter and six months ended June 30, 2003, include the operations of National from May 20, 2003.

    3. On June 30, 2003, U. S. Steel completed the sale of the mines and related assets of U. S. Steel Mining Company, LLC (USM) to a newly formed company, PinnOak Resources, LLC (PinnOak), which is not affiliated with U. S.

Steel.  The gross proceeds from the sale are estimated to be $57 million which resulted in a pretax gain of $13 million.  In addition, EITF 92-13,

"Accounting for Estimated Payments in Connection with the Coal Industry

Retiree Health Benefit Act of 1992" requires that enterprises that no longer have operations in the coal industry must account for their entire obligation related to the multiemployer health care benefit plan created by the Act as a loss in accordance with SFAS No. 5, "Accounting for Contingencies."

Accordingly, U. S. Steel recognized the present value of these obligations in the amount of $85 million, resulting in the recognition of an extraordinary loss of $52 million, net of tax of $33 million.

    4. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 143 "Accounting for Asset

Retirement Obligations."  SFAS No. 143 established a new accounting model for the recognition and measurement of retirement obligations associated with tangible long-lived assets.  SFAS No. 143 requires that an asset retirement obligation be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

U. S. Steel adopted this Statement effective January 1, 2003.  The transition adjustment of $5 million, net of tax of $2 million, resulting from the adoption of SFAS No. 143 was recorded as a cumulative effect of a change in accounting principle in the first quarter of 2003.

    5. The income tax benefit in the six months of 2003 reflected an estimated annual effective tax rate of approximately 57%.  Additionally, a $4 million deferred tax benefit relating to the reversal of state valuation allowance was included in the six months of 2003.

    The income tax benefit in the six months of 2002 reflected an estimated annual effective tax rate of approximately 24%.  The tax benefit also included a $4 million deferred tax charge related to a newly enacted state tax law.

    6. In February 2003, U. S. Steel sold 5 million shares of 7% Series B

Mandatory Convertible Preferred Shares (liquidation preference $50 per share)

(Series B Preferred) for net proceeds of $242 million.  The Series B Preferred have a dividend yield of 7%, a 20% conversion premium (for an equivalent conversion price of $15.66 per common share) and will mandatorily convert into shares of U. S. Steel common stock on June 15, 2006.  The net proceeds of the offering were used for general corporate purposes and to fund a portion of the cash purchase price for the acquisition of National's assets.  The number of common shares that could be issued upon conversion of the 5 million shares of

Series B Preferred ranges from approximately 16.0 million shares to 19.2 million shares, based upon the timing of the conversion and the market price of U. S. Steel's common stock.

    7. Cost of revenues for the six months of 2003 and 2002, respectively,

contain a charge of $25 million and a credit of $9 million related to litigation items.

    8. Income from investees for the second quarter and six months of 2003 included an $11 million impairment of a cost method investment.  Income from investees for the second quarter and six months of 2002 included pretax gains of $6 million and $18 million, respectively, for U. S. Steel's share of insurance recoveries related to the May 31, 2001 fire at the USS-POSCO joint venture.

    9. In the second quarter of 2003, U. S. Steel sold certain coal seam gas interests in Alabama for net cash proceeds of $34 million, which is reflected in other income.  In the second quarter of 2002, U. S. Steel recognized a pretax gain of $33 million associated with the recovery of black lung excise taxes that were paid on coal export sales during the period 1993 through 1999.

This gain is included in other income in the statement of operations and resulted from a 1998 federal district court decision that found such taxes to be unconstitutional.  Of the $33 million recognized, $10 million represents the interest component of the claim.

    10. U. S. Steel had a 16% investment in Republic Technologies

International Holdings, LLC (Republic) which was accounted for under the equity method of accounting until the first quarter of 2001, when investments in and advances to Republic were reduced to zero.  Republic filed a voluntary petition for bankruptcy in April 2001 to reorganize under Chapter 11 of the

U.S. Bankruptcy Code.  Due to Republic's filing for bankruptcy, further deterioration of Republic's financial position and progression in the bankruptcy proceedings, U. S. Steel recorded a pretax charge of $14 million in the second quarter of 2002 to impair retiree medical claim reimbursements owed by Republic.  This charge is reflected in selling, general and administrative expenses.

    11. Selling, general and administrative expenses for the second quarter and six months of 2002 included a pretax settlement charge of $10 million related to retirements of personnel covered under the non tax-qualified pension plan and the executive management supplemental pension program.





                       UNITED STATES STEEL CORPORATION

                       OTHER FINANCIAL DATA (Unaudited)

                     -----------------------------------



                                                        Six Months Ended

                                                            June 30

    Cash Flow Data              (In millions)          2003           2002

    --------------------------------------------------------------------------



    Cash used in operating activities:

      Net loss                                         $(87)         $(56)

      Depreciation, depletion and amortization          177           177

      Working capital changes                            76          (155)

      Other operating activities                         36           (73)

                                                      ------       ------

      Total                                             202          (107)

                                                      ------       ------

    Cash used in investing activities:

      Capital expenditures                             (132)         (104)

      Acquisition of National Steel assets             (872)            -

      Other investing activities                         42           (44)

                                                      ------       ------

      Total                                            (962)         (148)

                                                      ------       ------

    Cash provided from financing activities and

     foreign exchange rate changes:

      Issuance of long-term debt                        428             -

      Preferred stock issued                            242             -

      Common stock issued                                11           218

      Other financing activities                        (19)          (82)

                                                      ------        ------

      Total                                             662           136

                                                      ------        ------

    Total net cash flow                                 (98)         (119)

    Cash at beginning of the year                       243           147

                                                      ------        ------

    Cash at end of the period                          $145           $28

                                                      ======        ======





                                                     June 30         Dec. 31

    Balance Sheet Data         (In millions)           2003            2002

    --------------------------------------------------------------------------

    Cash and cash equivalents                           $145           $243

    Other current assets                               3,120          2,197

    Property, plant and equipment - net                3,497          2,978

    Pension asset                                      1,628          1,654

    Other assets                                         961            905

                                                      ------         ------

    Total assets                                      $9,351         $7,977

                                                      ======         ======

    Current liabilities                               $1,806         $1,372

    Long-term debt                                     1,846          1,408

    Employee benefits                                  2,975          2,601

    Other long-term liabilities                          549            569

    Stockholders' equity                               2,175          2,027

                                                      ------         ------

    Total liabilities and stockholders' equity        $9,351         $7,977

                                                      ======         ======





                       UNITED STATES STEEL CORPORATION

               PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

               -----------------------------------------------



                                                     Quarter Ended

                                       June 30         March 31       June 30

    (Dollars in millions)                2003            2003          2002

    --------------------------------------------------------------------------

    INCOME (LOSS) FROM OPERATIONS

      Flat-rolled Products               $(68)          $(40)          $(26)

      Tubular Products                     (4)            (5)             6

      U. S. Steel Kosice                   67             64             26

      Straightline                        (18)           (15)            (9)

      Real Estate                          17             13             12

      Other Businesses                     12            (36)            23

                                         ------          ------        ------

    Income (Loss) from Operations

      before items not

      allocated to segments                 6            (19)            32

    Items not allocated to segments:

      Litigation items                      -            (25)             -

      Asset impairments                   (11)             -            (14)

      Pension settlement loss               -              -            (10)

      Income from sale of coal seam

       gas interests                       34              -              -

      Gain on sale of coal mining assets   13              -              -

      Federal excise tax refund             -              -             33

      Insurance recoveries related to

       USS-POSCO fire                       -              -              6

                                        ------          ------         ------

        Total Income (Loss) from

         Operations                       $42           $(44)           $47



    CAPITAL EXPENDITURES

      Flat-rolled Products                $21            $11             $6

      Tubular Products                     16             22             10

      U. S. Steel Kosice                   22             20             17

       Straightline                         -              1              2

      Real Estate                           -              -              1

      Other Businesses                     10              9             12

                                        ------         ------          ------

        Total                             $69            $63            $48



    OPERATING STATISTICS

    Average realized price:

     ($/net ton)(a)

      Flat-rolled Products               $420           $421           $402

      Tubular Products                    644            638            636

      U. S. Steel Kosice                  369            341            257

    Steel Shipments:(a)(b)

      Flat-rolled Products              3,202          2,436          2,571

      Tubular Products                    211            206            217

      U. S. Steel Kosice                1,218          1,190          1,105

    Raw Steel-Production:(b)

      Domestic Facilities               3,339          2,895          2,998

      U. S. Steel Kosice                1,203          1,200          1,191

    Raw Steel-Capability Utilization:(c)

      Domestic Facilities               84.5%          91.7%          93.9%

      U. S. Steel Kosice                96.5%          97.3%          95.5%

    Domestic iron ore shipments(b)(d)   5,249          1,817          5,059

    Domestic coke shipments(b)(d)       1,360          1,309          1,356

    -------------



    (a)  Excludes intersegment transfers.

    (b)  Thousands of net tons.

    (c)  Based on annual raw steel production capability of 12.8 million net tons prior to May 20, 2003 and 19.4 million net tons thereafter for domestic facilities and 5.0 million net tons for U. S. Steel Kosice.

    (d)  Includes intersegment transfers.



SOURCE  United States Steel Corporation

    -0-                             08/04/2003

    /CONTACT:  Media, Mike Dixon, +1-412-433-6860, or John Armstrong,

+1-412-433-6792, or Investors-Analysts, John Quaid, +1-412-433-1184, all of

United States Steel Corporation/

    /Company News On-Call: http://www.prnewswire.com/gh/cnoc/comp/929150.html/

    /Web site:  http://www.ussteel.com/

    (X)



CO:  United States Steel Corporation

ST:  Pennsylvania

IN:  MNG

SU:  ERN